Thurman Shaw & Co., L.C.
Certified Public Accountants




September 7, 2001


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Maritime Partners, Ltd., Inc.

Ladies and Gentlemen:

We have read Item 4 of Maritime Partners, Ltd.'s Form 8-K dated September
7, 2001 (Date of earliest event reported: September 7, 2001), and are in agreement with the statements contained in the paragraph therein.

Very truly yours,

Jeffrey L. Shaw, CPA
Thurman Shaw & Co., L.C.